EX-99(n)

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 26, 2022, with respect to the statement of assets and liabilities of Fundrise Income Real Estate Fund, LLC, as of November 4, 2021, and the related statement of operations for the period from August 27, 2021 (inception) through November 4, 2021, and the related notes, included herein, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-2.

/s/ KPMG LLP

McLean, Virginia
January 31, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.